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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934*


                           TECHNICAL COMMUNICATIONS CP
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    878409101
                                 (Cusip Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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-----------------------------------
CUSIP NO. 878409101                                        13G
          ----------
-----------------------------------


                                  ---------------------------------------------
                                    Page      2       of       9      Pages
                                         -----------      -----------
                                  ---------------------------------------------


--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Keystone Financial, Inc.
              23-2289209
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Pennsylvania
--------------------------------------------------------------------------------
                                         5        SOLE VOTING POWER
            NUMBER OF
             SHARES                               6,000
          BENEFICIALLY            ----------------------------------------------
            OWNED BY                     6        SHARED VOTING POWER
              EACH
            REPORTING                             0
             PERSON               ----------------------------------------------
              WITH                       7        SOLE DISPOSITIVE POWER

                                                  74,060
                                  ----------------------------------------------
                                         8        SHARED DISPOSITIVE POWER

                                                  0
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              74,060
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*


--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.8%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

              HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



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-----------------------------------
CUSIP NO. 878409101                                        13G
          ----------
-----------------------------------


                                 ---------------------------------------------
                                   Page      3        of       9      Pages
                                        ------------      -----------
                                 ---------------------------------------------


--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Martindale Andres & Company, Inc.
              23-2827938
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Pennsylvania
--------------------------------------------------------------------------------
                                         5        SOLE VOTING POWER
            NUMBER OF
             SHARES                               6,000
          BENEFICIALLY            ----------------------------------------------
            OWNED BY                     6        SHARED VOTING POWER
              EACH
            REPORTING                             0
             PERSON               ----------------------------------------------
              WITH                       7        SOLE DISPOSITIVE POWER

                                                  74,060
                                  ----------------------------------------------
                                         8        SHARED DISPOSITIVE POWER

                                                  0
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              74,060
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*


--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.8%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

              IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



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                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)


Item 1.

         (a)      Name of Issuer.

                           Technical Communications CP

         (b)      Address of Issuer's Principal Executive Offices.

                           100 Domino Drive
                           Concord, Massachusetts 07142

Item 2.

         (a)      Name of Person Filing.

                           1. Martindale Andres & Company, Inc.

                           2. Keystone Financial, Inc.

         (b)      Address of Principal Business Office or, if none, Residence.

                           1. 200 Four Falls Corporate Center, Suite 200
                              West Conshohocken, Pennsylvania 19428

                           2. One Keystone Plaza
                              P.O. Box 3660
                              Harrisburg, Pennsylvania 17105-3660

         (c)      Citizenship.

                           1. Pennsylvania

                           2. Pennsylvania

         (d)      Title of Class of Securities.

                           Common Stock

         (e)      CUSIP Number.

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                           878409101

Item 3. This statement is filed pursuant to Rule 13d-1(b) and the persons filing are:

                           1. Martindale Andres & Company, Inc. is an Investment
                              Advisor registered under Section 203 of the Investment Advisors Act of 1940.

                           2. Keystone Financial, Inc. is a Parent Holding
                              Company, in accordance with Rule 13d-1(b)(ii)(G).

Item 4.  Ownership.

         (a)      Amount Beneficially Owned.

                           74,060 shares of Common Stock

         (b)      Percent of Class.

                           5.8%

         (c)      Number of shares as to which such person has:

                         (i) sole power to vote or to direct the vote:  6,000.

                        (ii) shared power to vote or to direct the vote: 0.

                       (iii) sole power to dispose or to direct the
                             disposition of:  74,060.

                        (iv) shared power to dispose or to direct the
                             disposition of:  0.

Item 5.  Ownership of Five Percent or Less of a Class.

                           Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                           Shares as to which this Schedule is filed are owned by a variety of investment advisory clients of Martindale Andres & Company, Inc., which clients receive or have the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No such client is known to have such interest with respect to more than 5% of the class.

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Item 7.  Identification and Classification of the Subsidiary Which Acquired
         the Security Being Reported on by the Parent Holding Company.

                           Martindale Andres & Company, Inc. is a wholly owned subsidiary of Keystone Financial, Inc.

Item 8.  Identification and Classification of Members of a Group.

                           Not applicable.

Item 9.  Notice of Dissolution of Group.

                           Not applicable.

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Item 10.          Certification.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           March 5, 1997
                                           -----------------------------
                                           Date

                                           Keystone Financial, Inc.


                                           /s/Robert E. Leech
                                           -----------------------------
                                           Signature

                                           Robert E. Leech,
                                           Senior Vice President
                                           -----------------------------
                                           Name/Title

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Item 10.          Certification.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           March 4, 1997
                                           -----------------------------
                                           Date

                                           Martindale Andres & Company, Inc.


                                           /s/Daniel N. Mullen
                                           -----------------------------
                                           Signature

                                           Daniel N. Mullen,
                                           Chief Administrative Officer
                                           -----------------------------
                                           Name/Title

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                                    Exhibit A

         The undersigned agree, to the extent required by Rule 13d-1(f), that this statement is being filed on behalf of each of them.



                                           Martindale Andres & Company, Inc.


                                           /s/Daniel N. Mullen
                                           -----------------------------
                                           Signature
                                           Name:  Daniel N. Mullen
                                           Title:  Chief Administrative Officer



                                           Keystone Financial, Inc.


                                           /s/Robert E. Leech
                                           -----------------------------
                                           Signature
                                           Name:  Robert E. Leech
                                           Title:  Senior Vice President